Exhibit 99.1

Organicell Announces 1-for-200 Reverse Stock Split

Fort Lauderdale, Florida – November 27, 2023 – Organicell Regenerative Medicine Inc, (OTCQB: OCEL) (“Organicell” or the “Company”), today announced that it is implementing a 1-for-200 Reverse Split of the Company’s common stock (the “Reverse Split”) effective as of the close of business on November 27, 2023. As a result, every 200 pre-Reverse Split shares of common stock outstanding will automatically combine into one new share of post-Reverse Split common stock without any action on the part of the holders.

Harry Leider, CEO of Organicell, commented, “We are very excited to have taken this positive step to reduce the number of outstanding shares of Organicell common stock. We anticipate this strategy will help improve the marketability and liquidity of our common stock, maximize valuation, and make the Company more attractive to potential investors of all sizes, particularly institutional and international investors, and ultimately positioning the Company for a potential up listing to a more senior stock exchange in the future”. Mr. Leider also commented, “many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities and a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks.”

The Company’s common stock will begin trading on a post-Reverse Split basis at the opening of trading on Tuesday, November 28, 2023. In connection therewith, the Company’s ticker symbol will be OCELD for twenty (20) trading days to designate that it is trading on a post-Reverse Split basis. In addition, our post-Reverse Split common stock will trade under the new CUSIP Number 68621D206.

Following the Reverse Split, the number of shares of the Company’s issued and outstanding common stock will have been reduced from 1,223,935,500 to approximately 6,119,678. The Reverse Split will also apply to shares of common stock issuable upon the conversion of outstanding convertible debt, warrants and stock options. No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, the Company will issue one whole share of the post-reverse stock split common stock to any stockholder who otherwise would have received a fractional share as a result of the reverse stock split. The number of authorized common stock shall remain unaffected and the par value shall remain at $0.001 per share.

There is not a requirement that stockholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the reverse stock split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common stock into which the existing shares of common stock have been converted as a result of the reverse stock split.

Upon the completion of the reverse stock split, the Company will have additional shares of common stock available for issuance. Although the Company may use the additional authorized shares of common stock in the future to raise additional capital, it has no specific plans, arrangements, or understandings to do so beyond making shares available for issuance pursuant to the conversion of outstanding convertible debt and the exercise of outstanding options and warrants, if applicable.

The Company expects that shareholders holding OCEL shares at registered brokerage firms or at the transfer agent will have the Reverse Split transaction processed automatically in their accounts over the next few days. Shareholders holding physical stock certificates may request new certificates evidencing their post-Reverse Split shares by contacting the Company’s transfer agent, Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093, www.stctransfer.com or (469) 633-0101.

About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc. (OTCQB: OCEL) is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of chronic diseases and the provision of related services. The Company’s proprietary products are derived from perinatal sources and are manufactured to retain the naturally occurring bioactive exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. To learn more, please visit https://organicell.com/

Forward-Looking Statements

Certain statements contained in this press release, including those regarding the impact of the Reverse Split on our common stock should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the market price for our common stock will increase in the same proportion as the Reverse Split or, if increased, that such price will be maintained. In addition, no assurances can be given that the Reverse Split will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Investor Relations and Media Relations Contact

Organicell Investor Relations

Jacqueline Domenech
1-888-963-7881
IR@organicell.com